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                                                                EXHIBIT 99





O'SULLIVAN INDUSTRIES ANNOUNCES STRATEGIC RESTRUCTURING

LAMAR, MO, Nov. 17, 2000 -- O'Sullivan Industries Holdings, Inc., (OTC Bulletin Board - OSULP) a leading U.S. manufacturer of ready-to-assemble furniture, today announced a strategic restructuring program that includes the permanent closure of its Cedar City, Utah manufacturing facility and the reduction of approximately ten percent of its Lamar, Missouri corporate headquarters staff. These actions are anticipated to result in a one-time earnings charge that will be recognized during O'Sullivan's fiscal second quarter that ends December 31, 2000.

"The decision to close our Utah facility and downscale our office staff was based on a thorough analysis of our long-term cost structures and capital expenditure needs," said Richard D. Davidson, president and chief executive officer. In order to achieve greater efficiencies, we have focused our capital investments on our lower-cost facilities to improve our economies of scale and profitability.

"Currently scheduled capital investments in our Missouri and Virginia facilities are expected to provide O'Sullivan with an additional $60 million of annual sales capacity, about the same capacity as our Utah facility," added Davidson. Our Missouri and Virginia facilities provide O'Sullivan with more than adequate capacity to meet anticipated customer growth. We believe we will continue to have the most efficient distribution locations of any RTA furniture manufacturer. This combination of available production capacity and superior geographic locations positions O'Sullivan to be the vendor of choice to America's largest retailers.

"Our Human Resources staff has met with the State of Utah's Rapid Response Team and has already begun planning a successful transition for our Utah employees," continued Davidson. "The Cedar City, Utah community has been a good partner to O'Sullivan, and we will work hard to insure a smooth transition for our employees and the community at large."

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O'Sullivan's control. Please review O'Sullivan's 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Sr. Vice-President and CFO 417.682.8312